Exhibit 99.2


                            FOR IMMEDIATE RELEASE

              Union Bankshares Announces Third Quarter Earnings
                       and Quarterly Dividend Payment

Morrisville, VT October 3, 2001 - Union Bankshares, Inc. (AMEX - UNB) today announced net income for the quarter ended September 30, 2001 of $1.22 million or $.40 per share compared to $1.25 million or $.41 per share for the same period last year. Year to date earnings are $3.63 million or $1.20 per share vs. $3.49 million or $1.15 per share in September of 2000.

Total assets reached $330 million, deposits $279 million and loans outstanding grew $21.4 million to $246 million since September 30, 2000.

A quarterly dividend of $.28 per share was declared on October 3, 2001 to shareholders of record October 15, 2001, payable October 17, 2001. This is an increase of $.02 per share over the previous dividend paid in July.

Union Bank and Citizens Savings Bank and Trust Company are wholly-owned subsidiaries of Union Bankshares, Inc. offering deposit, loan, trust and commercial banking services in North Central Vermont.



This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and growth of the market for our products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associated with the development of technology, and the dependence on intellectual property rights. Investors are directed to the company's 2000 annual report, which is available from the company without charge for a more complete description of the company's business.